Exhibit 99.1

SCHMITT INDUSTRIES ANNUAL MEETING AND UPDATE VIDEOCONFERENCE TO BE HELD DECEMBER 10, 2020

PORTLAND, OR, November 23, 2020 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) reminds its shareholders that Schmitt’s 2020 annual meeting (the “Annual Meeting”) will be held on December 10, 2020, at 8:30 a.m. Pacific Time, at Schmitt’s offices at 2765 N.W. Nicolai Street, Portland, Oregon 97210. Following the Annual Meeting, the Company will host a virtual video conference for all shareholders at 9:30 a.m. Pacific Time, during which Schmitt management will provide an update regarding Schmitt’s business.

To attend the virtual video conference, attendees should virtually join the zoom meeting at:

https://us02web.zoom.us/j/89298749486?pwd=bm5odjdLVXdVZS91UW1la3g5WEVtdz09

Meeting ID: 892 9874 9486

Passcode: 122020

The Company will post a transcript of the videoconference on Schmitt’s website after the conclusion of the call.

There is no requirement to attend the virtual shareholder update. To attend the in-person Annual Meeting, shareholders will be required to adhere to strict COVID-19 procedures which may include temperature checks and COVID-19 checklists, and each attendee will be required to wear a face mask. As described in the proxy materials for the Annual Meeting that were previously distributed, shareholders are entitled to attend the Annual Meeting if they were a shareholder of the Company as of the close of business on November 2, 2020, the record date. Whether or not a shareholder plans to attend the Annual Meeting, Schmitt urges all shareholders to vote and submit their proxy in advance of the Annual Meeting by one of the methods described in the proxy materials for the Annual Meeting that were previously provided.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment. The Company also owns and operates Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt's business, including the business of its subsidiary, is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For more information contact:	Michael R. Zapata, President and CEO Phillip Bosco, CFO and Treasurer (503) 227-7908